EXHIBIT 2

AMENDMENT TO INVESTOR RIGHTS AGREEMENT

This AMENDMENT TO INVESTOR RIGHTS AGREEMENT (this “Amendment”) is entered into as of May 24, 2011, by and among NEPHROS, INC. (the “Company”), LAMBDA INVESTORS LLC (“Lambda”), GPC 76, LLC (“GPC”) and SOUTHPAW CREDIT OPPORTUNITIES MASTER FUND LP (“Master Fund”, and together with GPC, “Southpaw”).  Capitalized terms not defined elsewhere in this Amendment have the meanings set forth in the Investor Rights Agreement (as defined below).

RECITALS

WHEREAS, on September 19, 2007, the Company, Lambda, Southpaw and the other parties signatory thereto entered into that certain Investor Rights Agreement (the “Investor Rights Agreement”);

WHEREAS, Section 10(a) of the Investor Rights Agreement provides that the Investor Rights Agreement may be amended by a written instrument duly executed by the Company, Lambda and Covered Holders holding a majority of all shares of Common Stock then held by the Covered Holders;

WHEREAS, Southpaw holds a majority of all shares of Common Stock currently held by the Covered Holders; and

WHEREAS, subject to the terms and conditions set forth herein, the Company, Lambda and Southpaw have agreed to amend the Investor Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company, Lambda and Southpaw agree as follows:

1.  Amendment to the Investor Rights Agreement.  From and after the date hereof, Southpaw shall be removed as a party to the Investor Rights Agreement and none of the provisions of the Investor Rights Agreement shall hereafter apply to Southpaw.

2.  Condition to Effectiveness.  The effectiveness of this Amendment is subject to each of the parties to this Amendment having received a duly executed counterpart of this Amendment from each of the other parties to this Amendment;

3.  Miscellaneous.

3.1.  The headings in this Amendment are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Amendment.

3.2.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.3.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles governing conflicts of law that would defer to the substantive law of another jurisdiction.

3.4.  In the event that any provision of this Amendment shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Amendment shall otherwise remain in full force and effect and enforceable.

3.5.  Each party hereto consents and submits to the exclusive jurisdiction of any state court sitting in the County of New York or federal court sitting in the Southern District of the State of New York in connection with any dispute arising out of or relating to this Amendment, and agrees that all suits, actions and proceedings brought by such party hereunder shall be brought only in such jurisdictions. Each party hereto waives any objection to the laying of venue in such courts and any claim that any such action has been brought in an inconvenient forum. To the extent permitted by law, any judgment in respect of a dispute arising out of or relating to this Amendment may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of such judgment being conclusive evidence of the fact and amount of such judgment. Each party hereto agrees that personal service of process may be effected by any of the means specified in Section 10(b) of the Investor Rights Agreement, addressed to such party. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by law.

3.6.  From time to time after the date of this Amendment, the parties hereto will execute, acknowledge and deliver to the other parties hereto such other documents, instruments and certificates, and will take such other actions, as any other party hereto may reasonably request in order to consummate the transactions contemplated by the Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

NEPHROS, INC.

By:	/s/ Gerald J. Kochanski
	Name:	Gerald J. Kochanski
	Title:	CFO and Treasurer

LAMBDA INVESTORS LLC

By:	/s/ Arthur Amron
	Name:	Arthur Amron
	Title:	Vice President and Assistant Secretary

GPC 76, LLC
By: Southpaw Asset Management LP

By:	/s/ Kevin Wyman
	Name:	Kevin Wyman
	Title:	Managing Member

SOUTHPAW CREDIT OPPORTUNITIES MASTER FUND LP
By: Southpaw GP LLC

By:	/s/ Kevin Wyman
	Name:	Kevin Wyman
	Title:	Managing Member